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IEC ELECTRONICS CORP.

(Name of Registrant as Specified in its Charter)

VINTAGE OPPORTUNITY PARTNERS LP

VINTAGE CAPITAL MANAGEMENT, LLC

KAHN CAPITAL MANAGEMENT, LLC

BRIAN R. KAHN

KEITH M. BUTLER

CHARLES P. HADEED

LYNN J. HARTRICK

ANDREW M. LAURENCE

JEREMY R. NOWAK

JEFFREY T. SCHLARBAUM

ERIC SINGER

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Time to Revive IEC Electronics Corp. January 2015

Shareholder Objectives IEC Electronics Corp. Company Overview ▪ IEC is a provider of electronic contract manufacturing services (“EMS”) to companies choosing to outsource portions or all of their manufacturing ▪ The EMS industry specializes in providing the program management, technical support and manufacturing expertise required to take a product from the early design and prototype stages through volume production and distribution ▪ IEC specializes in the custom manufacture of circuit boards and system - level assemblies, a wide array of cable and wire harness assemblies, and precision metal components ▪ IEC focuses on developing relationships with customers who manufacture advanced technology products and who are unlikely to utilize offshore suppliers due to the proprietary nature of their products, governmental restrictions or volume considerations 2

Shareholder Objectives IEC Electronics Corp. What is Vintage Capital Management? Vintage Capital Management LLC (“VCM”) is a value - oriented, operations - focused private and public equity investor specializing in the defense, manufacturing, and consumer sectors with a track record of consistently successful returns. Vintage adheres strictly to a capital preservation approach defined by a commitment to control (economic or otherwise); vigilant analysis; structural advantages; and partnership with successful operators well known to us. Over the last 5 years, Vintage and/or its affiliates have filed 13D’s with the SEC regarding its investments in the following Public Companies: 1. White Electronic Designs (WEDC) – sold to Microsemi resulting in gross cash on cash return to VCM of 2.1x 2. Integral Systems (ISYS) – sold to Kratos resulting in VCM receiving cash and Kratos stock valued at 2.0x original investment 3. API Technologies (ATNY) – current portfolio company 4. Micronetics (NOIZ) – sold to Mercury Computer resulting in gross cash on cash return to VCM of 2.8x 5. Anaren (ANEN) – sold to Veritas resulting in gross cash on cash return to VCM of 1.5x 6. Aaron’s Inc (AAN) – current portfolio company, two Board seats and CEO change 3

Summary IEC Electronics Corp. Why Real Change is Needed at IEC Now Current board has overseen extended period of poor performance and made false promises Stockholders deserve a board focused on maximizing shareholder value, not a board focused on entrenching themselves at the expense of shareholders Vintage has a better plan to increase shareholder value spearheaded by leadership that is able and willing to repeal recent flawed structural changes, stop the bleeding at the failed Southern California Braiding acquisition, consolidate facilities, and return consistent operational performance to IEC Vintage’s nominees possess true industry knowledge, public company operational expertise, independence, and credibility 4

Summary IEC Electronics Corp. Overview of IEC’s Shortcomings Poor Operational Performance under incumbent Board and management Poor Stock Price Performance under incumbent Board and management Poor Stewards of Shareholder Capital Management Lacks Credibility with all Stakeholders Management and the Board are Focused on Preservation of Status Quo Rather than Enhancing Shareholder Value Poor Corporate Governance 5

Poor Relative Stock Price Performance since Jeff Schlarbaum’s departure IEC Electronics Corp. 6 IEC is down more than 20 % since Jan 2013 compared to NASDAQ’s +60% performance and +100% performance for Sparton (NYSE: SPA)

Comparatively Strong Stock Price Performance during Jeff Schlarbaum’s Tenure IEC Electronics Corp. 7 Under Jeff Schlarbaum (2004 - 2012), IEC’s stock price gained over 500% compared to 65% for the NASDAQ and 94% for SPA

0 50 100 150 200 250 300 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 Sales Gilbert Joins BoD 2/93 Gilbert Chairman 2/01 Gilbert CEO 6/02 Schlarbaum Hired VP Sales 5/04** Schlarbaum Promoted EVP Sales 11/06 Schlarbaum Promoted EVP & President of CM 5/08 Schlarbaum Promoted President 10/10 Schlarbaum Departure 2/13 **Resigned from Plexus (PLXS, market cap $1.4B) to pursue CEO succession opportunity, a three phase plan: achieve annual revenue of $50M, $75M & $100M Sales $000,000’ s IEC Electronics Corp. Gilbert 2yr CAGR (3.26%) Barry Gilbert has Overseen TWO Separate Periods of Value Destruction 8

Poor Operational and Stock Performance IEC Electronics Corp. 1993 - 2004 Revenue declined 73% Employment declined 95% (2,155 FTEs to 110 FTEs) Under W. Barry Gilbert Under Jeff Schlarbaum (2004 - 2012) Annual revenue increased 418% Employment increased 740% (110 FTE’s to 925 FTE’s), in order to service vastly expanded revenue base 2012 - 2014 Revenue declined 8.3% Employment increased 7.5% (925 FTEs to 994 FTEs) Revenue significantly declined in the periods IEC was run by Mr. Gilbert, while it grew significantly under Mr. Schlarbaum 9 Source: Company filings

Poor Operational and Stock Performance IEC Electronics Corp. 10 Gilbert Avg. GP 9.5% Schlarbaum Tenure Avg. GP 14.7% (during presidency 17.8% ) Gilbert Avg . GP 12.2% Gross Margin Dichotomy between Leadership Source: Company filings

Poor Operational and Stock Performance IEC Electronics Corp. 11 Operating Income Dichotomy between Leadership -$25,000 -$20,000 -$15,000 -$10,000 -$5,000 $0 $5,000 $10,000 $15,000 $20,000 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 Op. Inc. Gilbert Avg. OI $.75M Schlarbaum Tenure Avg. OI $4.1M (during presidency $10.5M ) Gilbert Avg. OI - $ 6.7M Source: Company filings

IEC generated consistently improving operating income under Mr. Schlarbaum. Poor Operational and Stock Performance IEC Electronics Corp. Inconsistent profitability under W. Barry Gilbert. 1993 - 2004 Under W. Barry Gilbert Under Jeff Schlarbaum (2004 - 2012) 12 1993 - 2004 Mr. Schlarbaum helped generate consistent profitability, in contrast to the inconsistent and unpredictable performance under Mr. Gilbert MR. SCHLARBAUM AND VINTAGE ARE THE BETTER CHOICE Source: Company filings

Avg. Inv. % of Sales 11.9% Avg. Inv. % of Sales 16.5% Poor Operational and Stock Performance IEC Electronics Corp. Mr. Schlarbaum presided over periods of tighter inventory/working capital controls and cash flow management 13 Source: Company filings Inventory has climbed to record levels despite falling revenues

Further IEC Shortcomings that Need Resolution IEC Electronics Corp. Customer mix not optimized Largest customer , Baxter Healthcare, run rate is only 60% of historical norms Historical revenue $20M/ yr , highest margin customer Why is this not being optimized? Losing significant revenue Quintel separation (estimate $1M budget miss in Q1 FY15) SCB continues to underperform Space business years away from moving the needle financially HQ operations are dysfunctional and redundant 18 months ago, split operation into 3 segments Redundant resources, no scale, no efficiencies Expertise does not exist in - house to fix so expensive consultant hired to try to improve structure (TMB Consulting Group estimated cost in the six figures) With the right leadership, revenue can be maximized, segments restructured, and unnecessary costs slashed 14

Ineffective Stewards of Shareholder Capital IEC Electronics Corp. Southern California Braiding Debacle Acquired 12/13/10 for $20M Believed it was a high margin business serving ultra high reliability markets Exclusively mil/aero & space, but no long term contracts HOWEVER, High margins were in question early on Served as the catalyst for creating two separate divisions within one company Aerospace & Defense (SCB & ABQ), co - led by Mr. Gilbert & Mr. Doody Industrial & Medical (NY operations) led by Mr. Schlarbaum Significant first year shortfalls in financial performance, missing revenue projections by over 40% and LOSING MONEY compared to management projections to lenders and shareholders for significant profit contribution. Announced earnings restatement of $2.2M on 5/1/13 Announced $14M impairment charge on 12/19/13 Original leader terminated, transitioned oversight to ABQ Continues to be a drain on the P&L and management resources 15 There was never any acknowledgement, prior to the write - off, of the depth of the problems nor a credible operational plan to rehabilitate – We need transparency under a real leadership team!

Management Lacks Credibility and Shareholders Remain Skeptical IEC Electronics Corp. Barry Gilbert’s Actions Speak Louder than His Words Mr. Gilbert’s track record suggests further shortfalls Upcoming Q1 sales performance likely to result in a sub $130M revenue run rate Baxter estimated to run at 60% of historical norms Other medical customer experiencing program delays Quintel loss Q1 alone likely to result in a $1M miss vs. budget No details surrounding “EMS new customer” production awards in 20+ months Company continues to report Mil/Aero sector softness and customer disengagements Mr. Gilbert has run out of time to convince shareholders he can turn the business around and lacks the credibility to do so 16

Management Lacks Credibility and Shareholders Remain Skeptical IEC Electronics Corp. Management Guidance Has Proven Substantially Inaccurate 1/30/13 (Annual Meeting) “Forming a special company with a $300M sales goal.” (Actual sales results proceeding 1/30/13 meeting: FY13 sales declined $4.0M to $140.9M, FY14 sales declined another $5.3M to $135.6M) 2/5/13 (PR) “As previously announced, I have lowered my sales growth forecast range for fiscal 2013: 6% to 9% from 9% to 14%.” (Actual fiscal 2013 resulted in a 2.8% sales decline ) 2/5/14 (EC) “In our last conference call we said that we expected the first half of the fiscal year to be flat. In fact, our first - quarter revenues declined 2.6%.” 5/1/14 (PR) “As noted last quarter, we have had a number of difficult quarters. Nonetheless, we continue to expand our customer base and gain new programs with our existing customers. I expect modest but steady revenue growth.” (Actual results for the subsequent Qtr : revenue declined $1.8M or 5.2%) 11/24/14 (PR): We currently envision sales growth of 8 to 10% for fiscal 2015 with improved margins as we put the business back on course and remove unnecessary costs.” (No sales growth projections over prior two years have come true) 17

Management Lacks Credibility and Shareholders Remain Skeptical IEC Electronics Corp. In light of substantial inaccuracies, management has adopted a strategy based on obscuring forecasts and deflecting shareholder attention 5/1/14 (EC) “ Though little has shown up in the top line or the bottom line …we strive to get back on track .” 5/1/14 (EC) (Shareholder Question) - - Private Investor “…do you have any range of organic growth that you would hope to see for the new fiscal year starting September or October 1? Barry Gilbert - “I don't have one that I am prepared to discuss.” 5/1/14 (EC) (Shareholder Question) - - Private Investor “As far as new customers, were there any new customers of significant potential this quarter picked up? Barry Gilbert “ We're not going to go ahead and discuss that, either . And the reason I say that is because we find ourselves in this really odd spot….But if I end up getting somebody that gives me an order for $100 -- I'm making the number up -- for a prototype, is that a new customer or isn't it a new customer? Well, we can say it's a new name that sits on the Rolodex -- that's a dated term. But we're able to go ahead and say that that's a new name, but that doesn't necessarily mean it is a new customer until it gets to a little bit more volume. So…let me just go ahead and move past the question.” 18

Management Lacks Credibility and Shareholders Remain Skeptical IEC Electronics Corp. In light of substantial inaccuracies, management has adopted a strategy based on obscuring forecasts and deflecting shareholder attention 5/1/14 (EC) Shareholder Question - - Private Investor “…since the legal expenses, including both the restatement and related matters, which seem to be a large cost…do you think the pace of the expenses, which surprised me at this point, over $3.5 million for the three quarters -- do you expect those to have to continue? Or…we should start seeing some reductions here during the balance of the fiscal year? Barry Gilbert - “So I think your comment was really a wise one and an appropriate summary in the following sense, and they surprised us, too -- the total amount . And so it gets very difficult to go ahead and forecast these kinds of expenditures.” 8/5/14 (EC) “We may be entering a new phase of our growth. I used the word may, because as you can see from this quarter’s announcement and what we’ve presented over the past 6 quarters, we had numerous moving pieces including an accounting restatement, and SEC investigation and organizational changes, a lot to keep up with. If I were you, I’d be wondering, can’t these guys get out of their own way? ” 19

Management Lacks Credibility and Shareholders Remain Skeptical IEC Electronics Corp. In light of substantial inaccuracies, management utilizing strategy based on obscuring business outlook and deflecting shareholder attention 11/24/14 (EC) Mike Crawford - B. Riley & Co. - Analyst “In a world where there wouldn't be another program onboarding and associated margin impact, if you just took these two programs up to a nice steady state manufacturing process, would you expect back into mid - teen EBITDA margins for the overall business? Barry Gilbert - “ You have asked a question which I am not comfortable answering. It is a very proper question, let us start there, and it is one that I should be answering, but I can't answer… the last couple of years have been quite turbulent from the standpoint of our margins and not completely understanding where the problems were residing .” 20

Management Lacks Credibility and Shareholders Remain Skeptical IEC Electronics Corp. Timeline of management comments regarding Quintel illustrate disconnect with business reality and factual obfuscation once proven wrong 8/8/13 (PR) “It is important to provide some texture with respect to the slight reduction in sales compared to last year, the margin change and the lack of debt reduction for the quarter. Last year one of our large industrial customers was introducing a new product and we were given the opportunity to handle virtually all of their assemblies….Once the program was underway they dual sourced the assembly for this product and volume returned to more normal levels. In addition, we had a medical customer that was in the last stages of an FDA recall and once that spike in production volume was over, their volume and margins also returned to more normal levels. Both of those volume reductions were largely offset by increased business from our new telecom customer . At this juncture our actions are targeted to improving efficiency which will take some time now that the number of engineering changes and supply chain issues have been substantially reduced . ” 5/1/14 (PR) “As previously discussed, one of our communications customers has experienced some technical/design manufacturing problems with a new model they are introducing. These issues have largely been resolved and their volume is starting to increase…They are a young company, which at times can present challenges, but we are working closely with them and are optimistic that this customer will become a strong partner in the future . ” 21

Management Lacks Credibility and Shareholders Remain Skeptical IEC Electronics Corp. The Quintel Story Quickly Turns 8/5/14 (PR) “Additionally we are being impacted by a communication customer’s conversion from turnkey manufacturing to customer - furnished materials .” 11/24/14 (EC) “The remaining 5% of our sales for the quarter is in the communication and other sector. We experienced a revenue decline of $1.5 million related to lower revenue from one customer's conversion from turnkey manufacturing to customer furnished material programs. This was a decision to reduce credit risk and knowingly reduce sales .” 11/24/14 (EC): On a year - over - year basis, fourth - quarter revenue declined 8.8% compared to the fourth quarter of fiscal 2013… Comparatively, we made the decision to give up one customer. Management failed to divulge the customer “given up” was highly touted new customer, believed to be Quintel . 22

Management is Focused on Their Jobs and Not on Shareholder Value IEC Electronics Corp. Board is Entrenched with Woefully Deficient Corporate Governance Record Directorships span decades and exhibit LACK OF INDEPENDENCE Mr. Gilbert and Mr. Moulton have sat on Board for 20 years each Mr. Rowe has sat on Board for 14 years Mr. Gilbert’s track record suggests further SHORTFALLS , while he strives to save himself Upcoming Q1 sales performance likely to result in a sub $130M revenue run rate Instituted “ POISON PILL ” without shareholder vote Refusing to provide shareholders information regarding acquisition proposals to acquire IEC at a premium. Employments contracts “non - market” Severance payable upon VOLUNTARY resignation Severance includes SEVEN YEARS of consulting for Mr. Gilbert; NO TERMINATION FOR CAUSE WITHOUT A CURE PERIOD Portion of BONUS PAYOUT BASED ON TARGET RESULTS, not actual Payment of cost to maintain $.75 million life insurance for SEVEN YEARS following date of termination 23

Vintage Internal Operational Improvements Will Create Shareholder Value IEC Electronics Corp. 1. Reestablish organic growth 2. Accelerate rehabilitation or consolidate failed acquisitions 3. Reestablish industry dominating strategy ▪ Superior operational execution ▪ Producing exceptional levels of customer satisfaction ▪ Creating industry leading margins and shareholder returns ▪ Under Mr. Schlarbaum , IEC was ranked #3 Forbes Top 100 Best Small Companies in 2011, based on revenue and earnings growth ▪ Under Mr. Schlarbaum , IEC was ranked #6 Forbes Top 100 Best Small Companies in 2012, based on revenue and earnings growth 24

90 Day Execution Plan IEC Electronics Corp. VINTAGE SIX - STEP PLAN FOR SUCCESS 1. Transparent Communication with Constituents 2. Organizational Changes 3. Fix Business Development Process 4. Stop the Bleeding at Failed SCB Acquisition 5. Fix or Consolidate Albuquerque 6. Reestablish Processes for Consistent Success 25

Step 1: Communication Plan IEC Electronics Corp. Customer communications Visit all key customers during first 90 days Restore customer confidence by explaining vision for the future and the plan to return to being a well run company All employee communications Explain why change of control was necessary Explain organizational structure changes expected to take place Clearly layout vision to restore growth, profitability and shareholder returns Customized communications for key stakeholders Restore confidence by explaining the vision for the future with key suppliers, lenders, insurance carriers and shareholders 26

Step 2: Organizational Changes

IEC Electronics Corp.

Corporate

- Given historical turnover with CFO position, immediately assess turnover risk as well as long term fit and capability
- Senior leadership
  - HR: consider long run potential to help restore growth
  - Sales: perform customer risk assessment and evaluate long run potential to help restore growth
  - Operations: requires high skilled, industry expertise. Evaluate potential to supplement current leadership gaps and long run potential to drive necessary changes

Manufacturing Locations

  - Assess site leader financial performance and rehabilitate or replace ineffective leadership
  - Pursue talent management process to objectively assess workforce
    - Development plans for high potentials
    - Disengagement plan for underperformers

VINTAGE CAPITAL MANAGEMENT

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Step 3: Fix Business Development Process IEC Electronics Corp. Repeal costly structural changes to business development process Fix new - customer acquisition process Cure underperformance Focus the capable resources only on prospects that are the right fit Ensure an effective pricing and win strategy Restore confidence with existing customer base to drive new business awards Incorporate proven business development practices Realign or replace ineffective customer managers End result: restore business development process that produced 26% CAGR over 7yrs under Jeff Schlarbaum 28

Step 4: Stop Bleeding at Failed SCB Division IEC Electronics Corp. Since its inception, sales growth has not materialized Projected 2012 sales were $25M, actual result $ 14M Lack of profitability has hurt corporate P& L $ 2.2M earnings restatement $ 14M goodwill write - off Lacks leadership and expertise to affect turn around Original executive at time of acquisition terminated after 3 years, transferred responsibilities to remote location in Albuquerque Once possessed distinguished capabilities which have been diluted or lost over the prior 2 years Potential Solutions Utilize industry expertise to quickly cure underperformance or Consolidate in to existing west coast or NY operations to capture cost and process efficiencies 29

Step 5: Fix or Consolidate Albuquerque IEC Electronics Corp. Since its acquisition in 2009, the operation has failed to grow Although its manufacturing structure is specialized solely for the aerospace and defense industry, it lacks certain capabilities to make it attractive to new customers L eadership has not solved the capability gaps nor driven ongoing sales growth Manufacturing work is similar to the work produced in Newark, NY Mr . Schlarbaum and the Vintage slate have the experience necessary to review the situation quickly and make decisive change Potential Solutions Utilize industry expertise to quickly cure underperformance or Consolidate in to NY operations to capture cost and process efficiencies 30

Step 6: Reestablish Processes for Consistent Success IEC Electronics Corp. Superior Operational Execution Centralize manufacturing operations Eliminate redundant overhead currently used to support a decentralized, market sector manufacturing structure Create “one vision” focused on optimizing processes, reducing waste and achieving industry leading outgoing quality Replace leadership lacking capabilities/industry experience essential to affect necessary change Upon election, the newly constituted Board will take a comprehensive look at senior leadership, and Mr. Schlarbaum has expressed a willingness to lead IEC Restore customer confidence by actually delivering on company vision of “absolutely, positively, perfect and on - time ” Highly satisfied customers will resume increased buying patterns reversing years of declining sales since Mr. Schlarbaum’s departure 31

Vintage Nominees are Better
IEC Electronics Corp.

Vintage Nominees are Highly Qualified Individuals with Experience Across Multiple Disciplines

	Manufacturing Experience	Executive Leadership	Board Experience	Capital Markets Experience	Organizational Leadership	Investing Experience
Keith Butler	X	X	X		X	X
Lynn J. Hartrick	X	X	X	X	X	
Charles P. Hadeed	X	X	X	X	X	X
Andrew Laurence	X	X	X	X	X	X
Jeremy Nowak	X	X	X	X	X	X
Jeffrey T. Schlarbaum	X	X			X	
Eric SInger	X	X	X	X	X	X

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VINTAGE
CAPITAL MANAGEMENT

Vintage Nominees are Better

IEC Electronics Corp.

Vintage Nominees		
Name	**Experience**	**Why a good fit**
Keith M. Butler	• Founded Verified Technical Corporation (Veritek) an EMS company in 1979 as a self funded startup • Merged Veritek into REMEC, Inc. a public Aerospace and Defense company in 1997 with Veritek sales of $8.9M • Served as President of REMEC's global EMS division (REMEC-Veritek) from 1997 to 2005. During this tenure, division grew 652% with sales in 2005 of $64M while maintaining 14+% EBITDA • Acquired the Veritek division from REMEC in 2005 and reformed as Veritek Manufacturing Services LLC from 2005 to 2007 with ending sales of $94M • Acquired the EMS assets of DDI and completed the merger of Veritek and DDI into Nu Visions Manufacturing, forming OnCore Manufacturing Services LLC • Served as EVP of OnCore from 2007 to 2013 with sales greater than $300M	• 34 years of senior leadership experience in the EMS industry • Proven track record of leading growth and profitability in the EMS industry ("Veritek": $0 to $94M, OnCore ~ $200M to >$300M) • Deep understanding of most all aspects of the EMS environment • Expertise in employee empowerment and customer satisfaction
Charles P. Hadeed	• CEO of Transcat, Inc. (TRNS), a publically traded technology company from 2007-2013 • Currently serves as Chairman of the Board of Transcat, Inc. • 20 years of senior leadership experience at Bausch & Lomb Inc., including President of its Oral Care Business • Certified public accountant	• Prior public company CEO experience • Prior public company board experience • Prior operations experience in leadership capacities at Bausch & Lomb • CPA
Lynn J. Hartrick	• Over 26yrs of senior leadership roles at Rochester Telephone Corp., which later became Frontier Communications (FTR) • While at Rochester Telephone, led operations for largest operating unit (2,000 employees), including a stint leading the growth of its Rotelcom operating unit from $12M - $30M • Founder of Coyote Consulting in 2005, personally providing interim CEO services to mid market companies	• Led operations for large services company relevant to IEC which later became Frontier Communications • 26yrs of operations experience in leadership roles • Personally served as interim CEO for 3 separate companies

VINTAGE CAPITAL MANAGEMENT

33

Vintage Nominees are Better

IEC Electronics Corp.

Vintage Nominees		
Name	**Experience**	**Why a good fit**
Andrew M. Laurence	• More than 15 years of investing experience with public and private companies with total invested principal >750mm • Significant board experience in wide range of industries including manufacturing • Substantial operational support of portfolio holdings in the areas of process improvement, IT, financial functions, and human resources • Significant debt and equity capital markets experience including senior and junior debt raises, bank loans, equity private placements, acquisitions and asset and corporate sales	• Operational support and process improvement to benefit working capital management, forecasting, and general planning • Draw on capital markets expertise to review capital formation alternatives and asset utilization
Jeremy Nowak	• More than 15 years of investing experience with public and private companies with total invested principal >750mm • Founding partner in VCM; a successful public/private equity fund • Significant debt and equity capital markets experience including senior and junior debt raises, M&A experience and equity private placements	• Operational support and process improvement to benefit working capital management, forecasting, and general planning • Shareholder communications
Jeffrey T. Schlarbaum	• 8+ years of senior leadership experience at IEC Electronics Corp., last serving as its President from 2010-2013 • During IEC tenure, company achieved 554% sales growth and 505% stock appreciation. During term as President, earned distinguished Forbes Top 100 Small Business awards: 2011 #3, 2012 #6 • 25yrs total electronics industry experience, 18yrs within the EMS industry, including 2yrs in executive leadership at Plexus (PLXS)	• Former President of IEC with proven track record • Over 18 yrs of EMS experience with Plexus, MCMS Inc., & MACK Technologies • Experienced EMS executive with proven know how to drive growth (IEC: $19 to $140M, MCMS: $200M to $600M, MACK: $80M to $230M)
Eric Singer	• Prior public company boar experience within the technology industry • Executive leadership/Chairman of Sigma Designs, Inc. • Founder of Vertex Capital Advisors LLC • Significant financial and investment experience • Proven track record in overseeing effective cost-reduction efforts	• Former director of PLX Technologies prior to its sale to Avago Technologies • Served as Director of Zilog Corporation

VINTAGE CAPITAL MANAGEMENT

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Shareholder Objectives IEC Electronics Corp. Shareholders want a Growth Company, but Mr. Gilbert is not providing one IEC produced 7 straight Qtr’s of disappointing sales results (soon to be 8 ) Shareholders want a Profitable company, but Mr. Gilbert is not providing one IEC produced 7 straight Qtr’s of disappointing earnings results (soon to be 8) Too much debt, too little return on capital Shareholders want steady share price appreciation, but Mr. Gilbert is not providing it IEC 2 yr stock performance - 20.75 % Who do you expect to produce better results in the future? Is it time for a change at IEC? VOTE THE GOLD PROXY CARD 35